SECURITIES AND EXCHANGE COMMISSION


                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The  undersigned   investment   company  hereby  notifies  the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.       Name:     Valley Forge Life Insurance Company Variable Life Separate
                   Account

B.       Address of Principal Business Office (No. & Street, City, State,
         Zip Code):

                           CNA Plaza, 43 South
                           Chicago, Illinois  60685

C.       Telephone Number (including area code):

                           (312) 822-6597

D.       Name and address of agent for service of process:

                           Corporate Secretary
                           Continental Assurance Company
                           CNA Plaza, 43 South
                           Chicago, Illinois  60685

                           Copy to:

                           Stephen E. Roth, Esq.
                           Sutherland, Asbill & Brennan
                           1275 Pennsylvania Avenue, N.W.
                           Washington, DC  20004-2404

E.       Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes |X|          No |_|

                  Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Chicago, State of Illinois this 25th day of March, 1996.



                                    Valley Forge Life Insurance Company Variable
(SEAL)                              Life Separate Account
                                            (Name of Registrant)



                                    By:  Valley Forge Life Insurance Company
                                             (Name of Depositor)


ATTEST:

 S/ MARY A. RIBIKAWSKIS                 By:  S/ PETER E. JOKIEL
____________________________________       ___________________________________
(Name)
Mary A. Ribikawskis                        Peter E. Jokiel

Assistant Secretary                        Director, Senior Vice President,
                                           Chief Financial Officer
____________________________________       ___________________________________
(Title)                                         (Title)